UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934




         Date of Report (Date of earliest event reported): May 23, 2001
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                        Convergence Communications, Inc.
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             (Exact name of registrant as specified in its charter)



Nevada                                 00-21143                  87-0545056
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(State or other jurisdiction of      (Commission File          (IRS Employer
incorporation)                          Number)              Identification No.)

            102 West 500 South, Suite 320, Salt Lake City, Utah 84101
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               (Address of principal executive offices)    (Zip Code)




        Registrant's telephone number, including area code (801) 328-5618
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


Item 5:  Other Events

         Chispa Dos Inc. Disposition. On June 8, 2001, we entered into an Exchange Agreement with FondElec Essential Services Growth Fund, L.P. ("FondElec"), pursuant to which FondElec agreed to acquire our interest in Chispa Dos Inc. ("Chispa"). The transaction was closed on June 21, 2001. Chispa is the holding company for a portion of our El Salvador operations and, prior to the transaction, we owned approximately 33% of Chispa. FondElec is one of our principal shareholders and, prior to the transaction, also owned approximately 28% of Chispa. For a more detailed description of our El Salvador operations and FondElec's interests in Chispa and us, see our annual report on Form 10-KSB for the year ending December 31, 2000.

         Under the terms of the transaction, FondElec acquired our approximately 33% interest in Chispa in exchange for 572,468 shares of our common stock that FondElec owned. In another closing that occurred simultaneously with the closing of the Exchange Agreement, FondElec acquired another approximately 33% of Chispa from Telematica EDC, C.A. ("Telematica"), also in exchange for 572,468 shares of our common stock owned by FondElec. Telematica is also one of our principal shareholders. See our annual report on Form 10-KSB for the year ending December 31, 2000 for a more detailed description of Telematica's relationships with us. FondElec also agreed, as part of the closing of the Exchange Agreement, to certain amendments to the shareholders agreement that we and our principal shareholders executed in October 1999. That shareholder agreement is described in greater detail in our report on Form 8-K dated October 18, 1999.

         In connection with the exchanges, Chispa paid us approximately $8.47 million of the approximately $11.22 million that we had loaned it through inter-company loans, and we agreed to refinance the remaining $2.75 million in inter-company loans. The refinanced amount (together with interest at 10% per annum) is due on June 11, 2006. Chispa's obligations under the refinancing note are secured by FondElec's pledge of 591,398 shares of our common stock that it owns and Chispa's pledge of a promissory note in its favor in the principal amount of $1.5 million and which is due in June 2002 ($500 thousand) and June 2003 ($1.0 million). All amounts paid on the collateral note will be applied to the refinancing note. Chispa acquired the $1.5 million collateral note in connection with its recent sale of certain of its cable television assets, and the note is subject to offset for breaches of Chispa's representations, warranties and obligations under the cable asset sale agreement.

         In addition to the operations we conducted through Chispa, we currently conduct operations in El Salvador through GBNet Corporation, an entity we acquired in December 1999 and through which we conduct data services throughout Central America. GBNet Corporation and Chispa share certain operational infrastructure, employees and services and, under the terms of the Exchange Agreement, we agreed to cooperate with FondElec during the six-month period following the closing to transition those functions.

         We paid $6 million of the $8.47 million in proceeds from the payment of the inter-company loans toward the amounts we owe Alcatel under the terms of our vendor financing arrangement with it. For a more detailed description of our Alcatel vendor financing arrangement, see our report on Form 10-KSB for the period ended December 31, 2000.

         Appointment of New Directors. On May 23, 2001, our Board of Directors appointed Jeffery Safford to fill a vacancy created in our Board of Directors through the resignation of Rich Bulger. Mr. Safford has served since September 1998 as the Vice President and Chief Financial Officer of AES Americas, a wholly-owned subsidiary of The AES Corporation. Between April 1994 and September 1998, Mr. Safford served as the Vice President and Chief Financial Officer and Secretary of the AES China Generating Co., Ltd., where he performed the functions of principal accounting officer. Mr. Safford was a Director of Finance and Administration of The AES Corporation prior to April 1994. Before joining The AES Corporation, Mr. Safford worked as a Senior Auditor for Touche Ross & Co., an accounting firm, with responsibility for several large publicly held clients. Mr. Safford graduated from Pennsylvania State University with a degree in accounting and is a Certified Public Accountant.

         On June 26, 2001, our Board of Directors appointed Carlos Christensen to fill a vacancy created in our Board of Directors through the resignation of Alfonso Bahamonde. Mr. Christensen is a Managing Director of TCW/Latin America Private Equity Partners, L.P. Mr. Christensen joined TCW in 1996. Previously, he was Vice President of International Operations at AdTek Information Systems, Inc. Before joining AdTek, he served as Senior Director of Continental Bank, where he was responsible for corporate finance and private equity investments in Brazil and Argentina. His prior experience also includes various credit and risk management-related positions at Banque Nationale de Paris in New York and at Banco de la Nacion Argentina in New York and Chicago. He also served as a Finance manager at Witcel S.A. in Argentina. Mr. Christensen received a B.B.A. from the Catholic University of Argentina and an M.M. with honors from the J.L. Kellogg Graduate School of Management at Northwestern University.\

         Neither Mr. Bulger nor Mr. Bahamonde resigned because of a disagreement with us on any matter relating to our operations, policies or practices.

Item 7.  Financial Statements and Exhibits.

(a)               Financial Statements of Businesses Acquired.  Not applicable.
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(b)               Pro Forma Financial Information.  Not applicable.
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(c)               Exhibits.  Not applicable.
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                             CONVERGENCE COMMUNICATIONS, INC.



                             ___________________________________________
                             By:  Gary Barlow, Chief Accounting Officer
                             Dated:  July 3, 2001